Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, CA 90401
Phone:	310-458-1521 x 271
Fax:	310-451-4555

FOR IMMEDIATE RELEASE	JULY 21, 2003

FIRST COMMUNITY BANCORP HIRES NEW CHIEF FINANCIAL OFFICER
—Victor Santoro, former KPMG partner, to assume CFO role
—Current CFO, Lynn Hopkins, to remain CFO of subsidiary banks

Rancho Santa Fe, California . . .. First Community Bancorp (Nasdaq: FCBP) today announced that it has hired Victor R. Santoro, a former KPMG partner, as its executive vice president and chief financial officer.  Mr. Santoro succeeds Lynn M. Hopkins who will remain with the Company as executive vice president and chief financial officer of each of the Company’s subsidiary banks, First National Bank and Pacific Western National Bank.  Ms. Hopkins will also remain a director of each bank.  Mr. Santoro is expected to join First Community on September 2, 2003.  Ms. Hopkins will continue as chief financial officer of First Community until Mr. Santoro’s arrival.

Matt Wagner, president and chief executive officer of First Community commented, “We are very fortunate to have someone of Vic’s caliber join the company.  His distinguished career with KPMG as both an audit and SEC reviewing partner and his extensive work with financial institutions will be invaluable to us as we continue to focus on growth and improved profitability.”

Mr. Wagner continued, “We are also grateful to Lynn Hopkins who has done a tremendous job since joining us in April 2002 after our former CFO, Arnold Hahn, passed away.  Her dedication to the Company was unparalleled during a period when First Community grew from $1.2 billion in assets to over $2.1 billion.  We are very pleased that she will continue as chief financial officer of each our banks.”

As chief financial officer, Mr. Santoro will be responsible for First Community’s overall financial reporting and planning and will be a key advisor on strategic and financial matters.  Along with the First Community’s president and chief executive officer, Matt Wagner, Mr. Santoro will represent First Community to investors.  Mr. Santoro will also become a director of each of First National Bank and Pacific Western National Bank.

“I am very excited to be joining such a focused and dynamic company,” stated Mr. Santoro.  “First Community has put together what is quickly becoming Southern California’s premier community banking franchise.  The opportunity I saw to become part of such a first-rate organization made the decision to join First Community an easy one.”

Mr. Santoro joins First Community from KPMG, LLP, one of the nation’s leading accounting firms, where he had been a partner since 1980.  At KPMG, Mr. Santoro primarily focused on clients in the banking industry and most recently had been an Audit Partner and SEC Reviewing Partner in KPMG’s San Francisco office.  Mr. Santoro will be relocating to the Los Angeles area.

Mr. Santoro graduated from St. Francis College in New York City in 1969.  He is a member of the American Institute of Certified Public Accountants and the California Society of CPAs, and holds CPA licenses in New York, California and Hawaii.

About First Community Bancorp

First Community Bancorp is a bank holding company with approximately $2.1 billion in assets as of March 31, 2003 via its two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through the banks’ 31 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 18 branches located throughout Los Angeles, Orange, Riverside and San Bernardino Counties and First National Bank has 13 branches across San Diego County.  On April 17, 2003, First Community announced its acquisition of Verdugo Banking Company, a one-branch bank located in Glendale, California with approximately $179 million in assets as of March 31, 2003.  The acquisition is expected to close in mid-third quarter 2003.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve inherent risks and uncertainties. First Community Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements.  All statements other than statements of historical fact are forward-looking statements.  Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market area in which First Community does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect First Community’s business; changes that may occur in the securities markets; and other risks that are described in First Community’s

Securities and Exchange Commission filings.  If any of these uncertainties materializes or any of these assumptions proves incorrect, First Community’s results could differ materially from First Community’s expectations as set forth in these statements.  First Community assumes no obligation to update such forward-looking statements.

Investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K for the year ended December 31, 2002 and other documents filed by the Company with the Securities and Exchange Commission.  The documents filed by First Community with the Commission may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the Commission’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.